Exhibit 99.1

GeoVax Labs Reports 2012 First Quarter Financial Results

•	Data from Phase 2a Preventive HIV Vaccine Trial Expected in Late 2012
•	Phase 1/2 Therapeutic Vaccine Trial Patient Enrollment Advancing
•	Unprecedented Preclinical Results with Adjuvanted Vaccine – New Human Trial Opened
•	Comments on Gilead Science’s Truvada® Prevention Submission

ATLANTA, GA, May 15, 2012 – GeoVax Labs, Inc. (OTCQB/OTCBB: GOVX), a biotechnology company that creates, develops and tests innovative HIV/AIDS vaccines, announced its financial results for the three months ended March 31, 2012 and provided a business update.

“We are delighted with recent developments that have strengthened and advanced our HIV/AIDS vaccine program,” said Chairman of the Board David Dodd. “Our Phase 1/2 therapeutic vaccine trial continues to enroll patients and we expect full enrollment by the end of 2012. The HIV Vaccine Trials Network (HVTN) continues toward the goal of compiling the data for the Phase 2a trial of our preventive vaccine by the end of 2012 and recently opened a new Phase 1 trial of the next generation of our preventive vaccine, which utilizes granulocyte-macrophase colony-stimulating factor (GM-CSF) as an adjuvant to boost the immune response. We are gratified that the NIH-supported HVTN continues to recognize the potential life-saving value of our vaccine technology and has committed substantial resources toward advancing our clinical progress. Most important, we have a highly competent and dedicated team, focused on excellence in execution related to our ongoing development programs.”

Robert T. McNally, PhD, GeoVax President and CEO, remarked, “We are particularly pleased with the outstanding preclinical results we recently reported for our next generation preventive vaccine, which co-expresses GM-CSF as an adjuvant in the DNA vaccine used to prime the immune system. Our studies demonstrated an unprecedented 90% reduction in per exposure risk of transmission for the E660 strain of SIV (simian HIV) and 72% reduction in per exposure risk of transmission for SIV251, the most potent strain of SIV used in non-human primate models. These are extremely rigorous models, with the primates receiving repeated weekly exposures to SIV of up to 300 times the amount one would expect to see in humans. Our data indicate superior protection when compared to similar viral challenge studies for competitive vaccine designs currently in human clinical trials. We are therefore very excited about the potential for our vaccine.”

Dr. McNally continued, “On the financial side, we continue to benefit from NIH/HVTN support of our human clinical trials and we are seeking additional government support to fund our internal research and development activities to expand the use of our technology against strains (clades) of the HIV virus affecting other areas of the globe. From December 2011 to March 2012, we raised a total of $2.7 million in equity capital to bolster our cash reserves.”

Comment on Gilead Science’s Truvada® Prevention Submission

Dr. McNally also commented on the recent news related to an advisory panel’s recommendation that the FDA approve Gilead Science’s submission of their anti-viral medication, Truvada, for prevention of HIV. “While any positive step towards the control of this deadly disease is greatly welcomed, we must continue the search for safe, cost-effective measures to prevent HIV transmission. The high cost of oral medications, patient compliance, and risk of medical side effects clearly suggest the best solution still lies with a preventive vaccine. GeoVax’s preventive vaccine is considered a leading candidate for the version of the virus prevalent in North and South America, and Europe.”

Financial Review

GeoVax reported a net loss for the three months ended March 31, 2012 of $730,513, or $0.04 per share, based on 16.7 million weighted average shares outstanding. For the three months ended March 31, 2011, the Company reported a loss of $606,282, or $0.04 per share, based on 15.7 million weighted average shares outstanding.

The Company reported revenues of $854,063 for the three months ended March 31, 2012, related to its Integrated Preclinical/Clinical AIDS Vaccine Development (IPCAVD) grant from the National Institutes of Health (NIH). This compares to $893,002 of grant revenue reported for the same period in 2011. As of March 31, 2012, there is approximately $3.3 million in unused IPCAVD grant funds available for use through August 31, 2012 (the end of the original project period).

Research and development (R&D) expenses were $1,072,354 for the three months ended March 31, 2012, compared with $838,467 for the comparable period in 2011. R&D expenses include direct costs funded by the IPCAVD grant, as well as vaccine manufacturing costs and expenses related to the Phase 1/2 clinical trial, being sponsored by GeoVax, of the Company’s therapeutic HIV vaccine. Costs associated with the Phase 2a clinical trial of GeoVax’s preventative HIV vaccine, being conducted by the HVTN, are being funded directly by the NIH and are therefore not reflected in GeoVax’s financial statements. General and administrative (G&A) expenses were $512,818 and $661,813 for the three months ended March 31, 2012 and 2011, respectively.

GeoVax reported cash balances of $2,240,486 at March 31, 2012, as compared to $1,167,980 at December 31, 2011. Summarized financial information is attached. Further information concerning the Company’s financial position and results of operations are included in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.

About GeoVax’s Technology

GeoVax’s unique two component vaccine, a recombinant DNA and a recombinant modified vaccinia Ankara (MVA), is designed to stimulate both anti-HIV T cell and anti-HIV antibody immune responses. GeoVax’s DNA and MVA vaccines are used in a prime/boost protocol in which priming is done with the DNA and boosting with the MVA. Both the DNA and MVA express the three major proteins of the AIDS virus: Gag, Pol, and Env, and produce non-infectious virus-like-particles. GeoVax’s vaccines are unique in expressing virus-like particles that display the trimeric membrane bound form of the HIV-1 envelope glycoprotein. In GeoVax’s second generation vaccine, the DNA prime co-expresses GM-CSF with the virus-like particles, delivering a normal human protein that stimulates immune responses to the site of vaccination. All preventative Phase 1 human clinical trials conducted to date tested various combinations and doses of our DNA and MVA vaccines, their ability to raise anti-HIV humoral (antibody) and cellular (cytotoxic T cell) immune responses, as well as the vaccines’ safety.

About HIV/AIDS

AIDS is an epidemic that can affect anyone, regardless of race, gender, age or sexual orientation. 33 million people are currently infected globally and it is estimated that there will be 2.5 million new infections this year. Since the beginning of the epidemic, over a million people in the U.S. have contracted the virus. Every 9½ minutes, someone in the U.S. is infected with AIDS. Globally, HIV is the top killer among women of reproductive age. HIV is a worldwide disease with different subtypes (or clades) of the virus predominating in different regions of the world. Clade B is the predominant subtype in North America. Globally, most infections involve subtypes AG, B, and C. GeoVax vaccines are currently designed to function against clade B.

For more information, please visit www.geovax.com.

Forward-Looking Statements

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: HVTN will commence, complete enrollment, and generate data regarding GeoVax vaccine clinical trials as and when expected, GeoVax can develop and manufacture its vaccines with the desired characteristics in a timely manner, GeoVax's vaccines will be safe for human use, GeoVax's vaccines will effectively prevent AIDS in humans, vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective, less costly, or easier to use than GeoVax's products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. More information about these factors is contained in GeoVax's filings with the Securities and Exchange Commission including those set forth at "Risk Factors" in GeoVax's Form 10-K.

Contact

The Investor Relations Group:

Erika Moran, Investor Relations
Janet Vasquez, Public Relations

(212) 825-3210

FINANCIAL TABLES FOLLOW

GEOVAX LABS, INC.
Condensed Consolidated Statements of Operations Information
(amounts in thousands, except per share data)

	Three Months Ended
	March 31,
	2012	2011
Revenues
Grant Revenue	$854	$893

Operating expenses:
Research and development	1,072	838
General and administrative	513	662
	1,585	1,500
Other income:
Interest income	1	1
	1	1
Net loss	$(730)	$(606)

Loss per common share	$(0.04)	$(0.04)

GEOVAX LABS, INC.
Condensed Balance Sheet Information
(amounts in thousands)

	March 31,	Dec. 31,
	2012	2011
Assets:
Cash and cash equivalents	$2,240	$1,168
Other current assets	393	250
Total current assets	2,633	1,418

Property, net	158	176
Other assets	46	51
Total assets	$2,837	$1,645

Liabilities and stockholders’ equity
Current liabilities	$510	$941
Stockholders’ equity	2,327	704
Total liabilities and stockholders’ equity	$2,837	$1,645

Common shares outstanding	16,851	16,443